Exhibit 1

Joint Filing Statement

Statement Pursuant to Rule 13d-1(k)(1)

The undersigned hereby consent and agree to file a joint statement on Schedule 13G under the Securities Exchange Act of 1934, as amended, with respect to the Common Stock, $.01 par value, of Community Healthcare Trust, Inc. (CHCT) beneficially owned by them, together with any or all amendments thereto, when and if appropriate. The parties hereto further consent and agree to file this Statement pursuant to Rule 13d-1(k)(1)(iii) as an exhibit to Schedule 13G, thereby incorporating the same into such Schedule 13G.

Dated: February 10, 2017	DG Capital Management LLC

	By:	/s/ Dov Gertzulin
Dov Gertzulin, Managing Member

DG Value Partners II Master Fund, LP

	By:	/s/ Dov Gertzulin
Dov Gertzulin, Managing Member of the Investment Manager, DG Capital Management LLC

Dov Gertzulin

	By:	/s/ Dov Gertzulin
Dov Gertzulin, Individually